Exhibit 99.2

Noble Innovations, Inc. Announces the Selection of Executive Advisory Board Member Brody Hanssen

Noble Innovations, Inc. (OTCBB: NOBV) announced today that it has added Brody Hanssen, Chief Financial Officer of Chaffey Homes, Inc., to its Executive Advisory Board. Mr. Hanssen is responsible for overseeing the financial operations of five separate offices in Washington and Arizona for Chaffey Homes, a homebuilding company founded in 1963. He also manages all corporate investments and taxes, and oversees the audits and financials for not only the corporate entity, but also for the subsidiaries, including a wholly owned restaurant, of Chaffey. Prior to 1998, Mr. Hanssen was Corporate Controller at Gargoyles Statuary, and was responsible for two acquisitions, assisted in taking the company public and for the establishment of a division in London. His background includes specialized work in manufacturing and high-tech industries, as well as involvement in the stock market and angel funding.

Mr. Hanssen received his Bachelor of Arts degree in Business from Western Washington University. He continues to give back to his community by donating both time and resources to such charities as the Boys and Girls Clubs, the March of Dimes, Children’s Hospital, The American Cancer Society and the Susan G. Komen Foundation.

James Cole, President and Chairman of the Board, commented, “Mr. Hanssen is a welcome addition to the team of successful entrepreneurs and business people that are joining the Company’s Executive Advisory Board. Brody’s background, education and accomplishments will be invaluable to Noble Innovations, Inc. as we continue to grow. I believe that Mr. Hanssen will be instrumental in helping us attract the top talent that we need to fill the key positions within a developing company.” Mr. Cole went on to say, “The need within a new Company for an individual with a strong financial background is obvious. The Sarbanes Oxley regulations and constantly changing accounting and SEC rules demand that our Advisory Team have the caliber of individual represented by Brody Hanssen.”

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as “green-conscious.” Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. The company’s first product is the new Viridian® high-quality, whole house, electric tankless water heater. For more information, see www.ViridianTankless.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be “forward-looking statements.”

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: actual “green” products being identified and produced; Noble’s ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays and any other difficulties related to Noble’s business plan, risks and effects of legal administrative proceedings and governmental regulations; future financial operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble’s underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Noble Innovations, Inc., Phoenix

James A. Cole, 602-455-0507

Fax: 602-233-3434

jcole@noblecares.com

Source: Business Wire (December 29, 2008 - 6:00 AM EST)

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